                           SCHEDULE 14A INFORMATION

               PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                              (AMENDMENT NO. __)

Filed by the Registrant                     /x/

Filed by a Party other than the Registrant  / /

Check the appropriate box:
/ / Preliminary Proxy Statement
/ / Confidential, for Use of the Commission Only (as permitted by Rule
    14a-6(e)(2))
/x/ Definitive Proxy Statement
/ / Definitive Additional Materials
/ / Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                           UCAR INTERNATIONAL INC.
   ------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


   ------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/ No fee required

/ / Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[LOGO]
                           UCAR INTERNATIONAL INC.

                           NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 4, 1998 AND
                           PROXY STATEMENT



                                                                  April 30, 1998

                                ADMISSION TICKET

                            UCAR INTERNATIONAL INC.

                         ANNUAL MEETING OF STOCKHOLDERS
                            JUNE 4, 1998 AT 10:30 AM
                            DANBURY HILTON & TOWERS
                              DANBURY, CONNECTICUT

          PRESENT THIS TICKET TO ADMIT ONE STOCKHOLDER AND ONE GUEST

             Name of Stockholder:
                                  ------------------------------
             Address:
                      ------------------------------------------

                      (See reverse side for directions)

FROM NEW JERSEY:

Danbury is about one hour from the Tappan Zee Bridge. After crossing the bridge, follow signs to New England and the Cross Westchester Expressway (I-287). From I-287 take I-684 North towards Brewster. Proceed on I-684 North to exit 9E (I-84 East Danbury, CT). Proceed on I-84 East to exit 2 (Mill Plain Road). Go to the bottom of the ramp and turn left. Go to the second light and turn right. Go to the next light and turn right again. Proceed over the highway and up the hill, and the Hilton will be on the left.

FROM BOSTON:

Take Massachusetts Turnpike (Route 90) to Sturbridge, Exit 9. Proceed onto I-84 West. Proceed on I-84 West to exit 2A in Danbury (Old Ridgebury Road). Circle over the highway and the Hilton will be on the left.

FROM HARTFORD:

Take I-84 West to exit 2A in Danbury (Old Ridgebury Road). Circle over the highway and the Hilton will be on your left.

FROM NEW HAVEN:

Take Route 34 West to Newtown, CT to junction I-84 west to Danbury. Proceed to exit 2A (Old Ridgebury Road). Circle over the highway and the Hilton will be on your left.

FROM WHITE PLAINS/WESTCHESTER:

Take I-684 North to Brewster and proceed to Exit 9E (I-84 East to Danbury). Proceed on I-84 East to exit 2 (Mill Plain Road). Go to the bottom of the ramp and turn left. Go to the second light and turn right. Go to the next light and turn right again. Proceed over the highway and up the hill and the Hilton will be on the left.

FROM NY CITY AIRPORTS & LONG ISLAND:

Follow signs to Whitestone Bridge. Cross over bridge and bear left onto the Hutchinson River Parkway to White Plains and proceed north. Parkway will end and merge with I-684 North. Proceed on I-684 North to exit 9E (I-84 East Danbury,
CT). Proceed on I-84 East to exit 2 (Mill Plain Road). Go to the bottom of the ramp and turn left. Go to the second light and turn right. Go to the next light and turn right again. Proceed over the highway and up the hill and the Hilton will be on your left.

[LOGO]

UCAR INTERNATIONAL INC.
39 Old Ridgebury Road, Section J-4, Danbury, CT 06817-0001

ROBERT D. KENNEDY
Chairman and
Chief Executive Officer

                                                                  April 30, 1998

Fellow Stockholders:

     It is my pleasure to invite you to our annual meeting which will be held on Thursday, June 4, 1998 at 10:30 a.m., at the Danbury Hilton & Towers, 18 Old Ridgebury Road, Danbury, Connecticut.

     In the following pages, you will find the formal notice of the annual meeting and our proxy statement. After reading the proxy statement, please mark, sign and promptly return the enclosed proxy card to ensure that your shares will be represented. We hope that many of you will be able to attend our annual meeting in person. Should you wish to do so, please write your name, where indicated, on the enclosed ticket and bring it with you to the annual meeting.

     For those of you who will be unable to attend, as well as those of you who plan to join us at the annual meeting, it is also my pleasure to introduce you to the new UCAR management team. William P. Wiemels is Vice President and Chief Operating Officer, Fred C. Wolf is Vice President and Chief Financial Officer and Peter B. Mancino continues as Vice President, General Counsel and Secretary. All of these individuals have long histories with the Company and have demonstrated their dedication to UCAR and its businesses. Please join me in welcoming them to their new positions. Additionally, an Office of the Chairman has been created, consisting of Messrs. Wiemels, Wolf, Mancino and myself, which will be responsible for managing day-to-day operations. Also, Alec Flamm joined the Board in April 1998 and we look forward to his business experience and leadership skills.

     Our revenues have grown from $758 million in 1994 to almost $1.1 billion in 1997, a 45% increase in four years, including $140 million of revenues contributed from our recently acquired businesses. During the past four years, gross profits grew from $243 million to $411 million, a 69% increase, and cash flow from operations totaled $648 million, an average of $162 million per year.

     We believe that the drivers of our business, as a supplier of graphite and carbon products to basic industries around the world, are still strong. Electric arc furnaces need to have graphite electrodes in order to make steel; there are no known substitutes. Electric arc furnace steel production has grown at a compounded annual growth rate of 4% per year since the early 1970s, and growth is expected to continue, at least at the historic rate, through the year 2000.

     UCAR employees around the world are implementing programs to maintain the Company's leading position in its industry and markets.


     UCAR is a company with more than 110 years of history. During that time, we have experienced many different challenges, each of which has been met and overcome. Recently, UCAR accrued $340 million for potential liabilities and expenses in connection with antitrust investigations and related lawsuits and claims and pled guilty to a one-count charge of violating federal antitrust laws in connection with the sale of graphite electrodes. Obviously, as previously announced, these actions raise a host of concerns regarding various aspects of UCAR's business and affairs. While the ultimate resolution of these concerns cannot be predicted at this time, the entire management team continues to believe in the long-term fundamentals of UCAR's business and its long-term strategy of being a low-cost producer of high quality products and provider of superior services to customers.

     All this could not have been done without the help and support of our customers, suppliers, employees and stockholders. For this we are thankful. We look forward to seeing you at the annual meeting.

                                          Sincerely,

                                          /s/ Robert D. Kennedy

                                          Chairman of the Board and
                                            Chief Executive Officer

[LOGO]

UCAR INTERNATIONAL INC.
39 Old Ridgebury Road, Section J-4, Danbury, CT 06817-0001

PETER B. MANCINO
Vice President,
General Counsel
and Secretary

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON JUNE 4, 1998

                                                                  April 30, 1998

     The annual meeting of stockholders of UCAR International Inc. will be held at 10:30 a.m. on Thursday, June 4, 1998, at the Danbury Hilton & Towers, 18 Old Ridgebury Road, Danbury, Connecticut, for the following purposes:

          1. To elect 4 directors to serve on the Board of Directors until the annual meeting of stockholders for 1999.

          2. To transact such other business as may properly come before the meeting.

     To ensure that your shares will be represented at the annual meeting in the event that you do not attend, please mark and sign the enclosed proxy card and return it in the enclosed envelope.

                                          By Order of the Board of Directors

                                                  /s/ Peter B. Mancino

                                          Vice President, General Counsel and
                                          Secretary

[LOGO]

UCAR INTERNATIONAL INC.
39 Old Ridgebury Road, Section J-4, Danbury, CT 06817-0001

                                PROXY STATEMENT
                  FOR ANNUAL MEETING OF STOCKHOLDERS FOR 1998

                               TABLE OF CONTENTS

                                                                                                              PAGE
                                                                                                              ----
General Information for Stockholders.......................................................................     1
Election of Directors......................................................................................     1
     Nominees..............................................................................................     1
     Committees of the Board...............................................................................     2
     Director Compensation.................................................................................     3
     Executive Officer Compensation........................................................................     3
     Report on Executive Compensation......................................................................     8
     Performance Graph.....................................................................................    11
     Security Ownership of Management and Certain Beneficial Owners........................................    12
     Section 16(a) Beneficial Ownership Reporting Compliance...............................................    13
     Certain Transactions..................................................................................    13

Stockholder Proposals for the Annual Meeting of Stockholders for 1999......................................    14

Independent Public Accountants.............................................................................    14

Other Information..........................................................................................    14

GENERAL INFORMATION FOR STOCKHOLDERS

     Proxies are solicited from stockholders by the Board of Directors (the 'Board') of UCAR International Inc., a Delaware corporation ('UCAR'), in order to provide every stockholder an opportunity to vote on all matters scheduled to come before the annual meeting of stockholders for 1998, whether or not he or she attends in person. When the enclosed proxy card is properly signed and returned, the shares represented thereby will be voted by the proxyholders named on the proxy card in accordance with the stockholder's directions. Stockholders may vote on a matter by marking the appropriate box on the proxy card. If the proxy card is signed and returned and no box is marked for a specified matter, the shares will be voted as recommended by the Board on that matter. If a stockholder is a participant in the UCAR Carbon Savings Plan (the 'Savings Plan'), the proxy card will represent both the number of shares registered in the participant's name and the number of whole shares credited to the participant's account in the Savings Plan, and all such shares will be voted in accordance with the instructions on the proxy card.

     Management knows of no matters other than those set forth on the proxy card that will be presented for action at the meeting. Execution of a proxy card, however, confers on the proxyholders discretionary authority to vote the shares represented thereby in accordance with their best judgment on any other business that may come before the meeting.

     This Proxy Statement and the enclosed proxy card (together, the 'Proxy Materials') are being mailed to stockholders beginning on or about April 30, 1998. Any stockholder executing a proxy may revoke that proxy or submit a revised one at any time before it is voted. A stockholder may also vote by ballot at the meeting, thereby canceling any proxy previously returned as to any matter on which such stockholder votes by ballot. A stockholder wishing to name as his or her proxy someone other than those designated on the enclosed proxy card may do so by crossing out the names of the three designated proxyholders and inserting the name(s) of the person(s) he or she wishes to have act as his or her proxy. No more than three persons should be so designated. In such a case, it will be necessary that the proxy be delivered by the stockholder to the person(s) named and that such person(s) named be present and vote at the meeting. Proxy cards on which other proxyholders have been named should not be mailed directly to UCAR.

     Stockholders of record at the close of business on April 27, 1998 are entitled to notice of and to vote the shares held on that date at the meeting. Each share of common stock, par value $.01 per share, of UCAR (the 'Common Stock') is entitled to one vote. As of April 1, 1998, 44,956,725 shares of Common Stock were outstanding. Those shares were held by 65 stockholders of record.

ELECTION OF DIRECTORS

  NOMINEES

     Unless a stockholder specifies otherwise, each returned proxy card will be voted for the election to the Board of the 4 nominees who are listed below. These nominees were unaminously nominated by the Board. Each nominee has consented to being named as a nominee for election as a director and agreed to serve if elected. Each nominee who is elected will serve as a director until his successor is elected at the annual meeting of stockholders for 1999 and qualified or until his removal or resignation. If any of the nominees are not available for election at the time of the annual meeting, discretionary authority will be exercised to vote for substitutes unless the Board chooses to reduce the number of directors. UCAR is not aware of any circumstances that would render any nominee unavailable. The ages of the nominees are given as of April 1, 1998.

     THE BOARD RECOMMENDS A VOTE FOR EACH OF THE NOMINEES LISTED BELOW.

     o Robert D. Kennedy, age 65, was elected a director of UCAR (together with its subsidiaries, the 'Company') in June 1990 and Chairman of the Board and Chief Executive Officer on March 18, 1998. The Company is a successor to the Carbon Products Division of Union Carbide Corporation ('Union Carbide'). Mr. Kennedy joined Union Carbide in 1955 and held various marketing and management positions in the United States and

        Europe. He was Senior Vice President of Union Carbide from 1981 to 1985. In 1985, Mr. Kennedy was elected a director and President of Union Carbide. In 1986, he was elected Chief Executive Officer and Chairman of the Board of Union Carbide. Mr. Kennedy retired as

        Chief Executive Officer and President of Union Carbide in April 1995 and as Chairman of the Board (but not as a director) of Union Carbide in December 1995. Mr. Kennedy is also a director of Union Camp Corporation, Sun Company, Inc., K-Mart Corp., LionOre Mining International Ltd. and General Signal Corporation. Mr. Kennedy has been Chairman of the Audit Committee and a member of the Organization and Compensation Committee.

     o R. Eugene Cartledge, age 68, was elected a director of UCAR in February 1996. From 1986 until his retirement in 1994, he was the Chairman of the Board and Chief Executive Officer of Union Camp Corporation. Mr. Cartledge retired as Chairman of the Board of Savannah Foods & Industries, Inc. in December 1997. He is a director of Union Camp Corporation, Chase Brass Industries, Inc., Sun Company, Inc., Delta Air Lines, Inc. and Blount, Inc. Mr. Cartledge has been Chairman of the Nominating Committee and a member of the Audit Committee.

     o Alec Flamm, age 71, was elected a director of UCAR in April 1998. From January 1982 to August 1985, Mr. Flamm served as President and Chief Operating Officer of Union Carbide. Mr. Flamm joined Union Carbide in 1949 and held various marketing and management positions. He retired as a Vice Chairman and a director of Union Carbide in March 1986. Mr. Flamm served Union Carbide as Vice Chairman from August 1985 and as a director from 1981.

     o John R. Hall, age 65, was elected a director of UCAR in November 1995. Since July 1997, he has been the non-employee Chairman of Arch Coal, Inc. He retired as Chairman effective January 31, 1997 and as Chief Executive Officer effective October 1, 1996 of Ashland Inc., which positions he held since 1981. Mr. Hall served in various engineering and managerial capacities at Ashland Inc. since 1957. Mr. Hall is a director of Banc One Corporation, Canada Life Assurance Company, CSX Corporation, Humana Inc. and Reynolds Metals Company. Mr. Hall has been Chairman of the Organization and Compensation Committee and a member of the Audit Committee.

     The Board met four times in 1997. Each director listed above who was then serving attended 100% of such meetings and the meetings of all committees of which he was a member.

  COMMITTEES OF THE BOARD

     The Board has three standing committees. Their functions are described below.

     The Audit Committee consists of three directors, none of whom may be an employee of the Company. The Audit Committee is responsible for policies, procedures and other matters relating to accounting, internal financial controls and financial reporting, including the engagement of independent auditors and the planning, scope, timing and cost of any audit and any other services they may be asked to perform, and reviews with the auditors their report on the financial statements following completion of each such audit. In addition, the Audit Committee is responsible for policies, procedures and other matters relating to business integrity, ethics and conflicts of interest. The Audit Committee met three times in 1997.

     The Nominating Committee consists of two directors. The Nominating Committee is responsible for nominating individuals for election as directors of UCAR. The Nominating Committee met two times in 1997.

     The Organization and Compensation Committee consists of two directors. The Organization and Compensation Committee is responsible for: policies, procedures and other matters relating to employee benefit and compensation plans, including compensation of the executive officers as a group and the chief executive officer individually; policies, procedures and other matters relating to management development; reviewing, monitoring and recommending (for approval by the Board) plans with respect to succession of officers and other key employees; and administering and making awards under the stock based compensation plans (other than the Savings Plan). The Organization and Compensation Committee met three times in 1997.

     In light of previously announced recent changes in the membership on the Board, the membership of committees of the Board is expected to change.

  DIRECTOR COMPENSATION

     Directors who are not employees of the Company are entitled to receive an annual retainer of $20,000 (or $22,000, if such director serves as a chairman of one or more committees of the Board), which retainer is prorated if a director is not a director on January 1 of the relevant year, a fee of $1,000 for each meeting of the Board attended, awards of shares of Common Stock as described under '--1995 Directors Stock Plan' and options to purchase shares of Common Stock as described under 'Executive Officer Compensation--Management Stock Option Plan.' At the option of the Board, such retainers and fees may be paid in shares of Common Stock. Directors who are employees of the Company do not receive any compensation for rendering services as such. All directors are entitled to reimbursement for all expenses incurred in connection with rendering services as such.

     1995 Directors Stock Plan

     In connection with the initial public offering of Common Stock in August 1995 (the 'Initial Offering'), UCAR adopted the 1995 Directors Stock Plan (the '1995 Directors Stock Plan'). All directors who are not employees of the Company participate in the 1995 Directors Stock Plan. The 1995 Directors Stock Plan expires on January 1, 2000.


     The 1995 Directors Stock Plan provides that each director who was a participant on or before January 1, 1996 would be granted 1,000 shares of Common Stock, which have and will become nonforfeitable over five years at the rate of 200 shares per year on January 1 of each year commencing January 1, 1996. The 1995 Directors Stock Plan further provides that a director who becomes a participant after January 1, 1996 will be granted that number of shares of Common Stock equal to 200 times the number of full or partial years between such date and December 31, 1999, which shares will become nonforfeitable in the same manner. If a participant ceases to be a director after age 65 or by reason of death or disability or in the event of a change in control, the shares that have not otherwise become nonforfeitable shall immediately become nonforfeitable. A change in control has the same meaning as it has under the Management Stock Option Plan (as defined below). The 1995 Directors Stock Plan was amended in 1997 to eliminate certain holding requirements relating to shares that are or become non-forfeitable.

     Each participant in the 1995 Directors Stock Plan has voting rights with respect to those shares which are nonforfeitable. On each date on which shares become nonforfeitable, a cash payment is made by the Company to the relevant participant for the purpose of paying any federal, foreign or state income tax liabilities associated with the award of those shares.

  EXECUTIVE OFFICER COMPENSATION

     The following table sets forth certain information concerning compensation received by the chief executive officer and each of the other four most highly compensated executive officers who received total salary and bonus compensation in excess of $100,000 (collectively, the 'Named Executive Officers') for services rendered in all capacities (including service as a director of UCAR or an officer or director of one or more of its subsidiaries) during UCAR's last fiscal year. Although Messrs. Hart and Krass have retired, they have been included as Named Executive Officers because they held their positions for all of 1997. In addition, effective March 18, 1998, Mr. Wiemels became Vice President and Chief Operating Officer and Mr. Wolf became Vice President and Chief Financial Officer. The following table sets forth their titles for the positions they held during 1997.

                         SUMMARY COMPENSATION TABLE(A)

                                                        ANNUAL COMPENSATION                       LONG TERM COMPENSATION
                                            --------------------------------------------   ------------------------------------
                                                                                                   AWARDS             PAYOUTS
                                                                                           -----------------------   ----------
                                                                              OTHER        RESTRICTED   SECURITIES   LONG TERM
             NAME AND                                     VARIABLE           ANNUAL          STOCK      UNDERLYING      PLAN
        PRINCIPAL POSITIONS          YEAR    SALARY    COMPENSATION(B)   COMPENSATION(C)   AWARDS(D)     OPTIONS     PAYOUTS(E)
-----------------------------------  ----   --------   ---------------   ---------------   ----------   ----------   ----------
Robert P. Krass ...................  1997   $525,000     $ 1,540,875        $ 227,866      $       --    $     --    $       --
  Chairman of the Board,             1996    525,000       1,608,250          232,504              --          --            --
  President and Chief                1995    512,500       1,366,750          223,844       1,032,597     970,385     3,434,086
  Executive Officer

Robert J. Hart(g) .................  1997    300,000         805,500          131,850              --          --            --
  Senior Vice President and          1996    300,000         894,000          138,221              --          --            --
  Chief Operating Officer            1995    292,917         756,000          136,353         628,467     453,777     1,545,339

Peter B. Mancino ..................  1997    196,667         425,800           45,242              --          --            --
  Vice President, General            1996    180,000         513,000           47,518              --          --            --
  Counsel and Secretary              1995    177,500         430,200           43,937          82,604     314,153       858,521

William P. Wiemels ................  1997    229,167         508,875           69,291              --          --            --
  Vice President, Chief              1996    200,000         573,000           72,077              --          --            --
  Financial Officer and              1995    195,833         481,000          134,727         183,806     363,022       858,521
  Treasurer

Fred C. Wolf ......................  1997    185,833         393,650           43,782              --          --            --
  Vice President,                    1996    165,000         458,250           45,058              --          --            --
  Administration and                 1995    162,333         382,350           41,717          82,604     258,304       858,521
  Strategic Projects

             NAME AND                   ALL OTHER
        PRINCIPAL POSITIONS          COMPENSATION(F)
-----------------------------------  ---------------
Robert P. Krass ...................      $69,318
  Chairman of the Board,                  71,934
  President and Chief                     75,752
  Executive Officer

Robert J. Hart(g) .................       53,234
  Senior Vice President and               53,102
  Chief Operating Officer                 50,466

Peter B. Mancino ..................       27,710
  Vice President, General                 24,805
  Counsel and Secretary                   10,028

William P. Wiemels ................       35,850
  Vice President, Chief                   30,361
  Financial Officer and                   11,486
  Treasurer

Fred C. Wolf ......................       26,402
  Vice President,                         23,188
  Administration and                       9,253
  Strategic Projects

------------------
(a) Includes, for each year, compensation earned but deferred under the Deferral

    Plan (as defined below) or other applicable plans or statutory provisions.

(b) Includes Annual Plan Variable Compensation (as defined below) and Supplemental Plan Variable Compensation (as defined below).

(c) Includes, for 1997, 1996 and 1995, respectively: for Mr. Krass, $76,650, $86,100 and $77,700, for Mr. Hart, $43,800, $49,200 and $44,400, for Mr.
    Mancino, $29,200, $29,520 and $26,640, for Mr. Wiemels, $34,310, $32,800 and
    $29,600, and for Mr. Wolf, $27,740, $27,060 and $24,420, of payments under a group profit sharing plan for employees in the United States; for Mr. Krass, $15,000, $12,050 and $4,920, for Mr. Hart, $5,145, $7,250 and $6,000, for
    Mr. Mancino, $5,145, $7,250 and $6,000, for Mr. Wiemels, $5,145, $7,250 and
    $6,000, and for Mr. Wolf, $5,145, $7,250 and $6,000, of financial planning services and related tax advice; and for Mr. Krass, $136,216, $134,354 and $141,224, for Mr. Hart, $82,905, $81,771 and $85,953, for Mr. Mancino,
    $10,897, $10,748 and $11,297, for Mr. Wiemels, $24,247, $23,915 and $25,137,
    and for Mr. Wolf, $10,897, $10,748 and $11,297, of imputed interest income and reimbursement for tax liabilities on loans made in connection with Common Stock purchased by and granted to such person in connection with the leveraged recapitalization effected by the Company on January 26, 1995 (the 'Recapitalization'). Also includes, for Mr. Wiemels for 1997, 1996 and 1995, respectively, $5,322, $7,758 and $62,182 of reimbursement of relocation expenses and $267, $354 and $11,808 of reimbursement for tax liabilities on certain relocation expenses.

(d) Consists of restricted matching stock granted in connection with the Recapitalization, which stock vested in connection with the Initial Offering. The value of such stock at December 31 of each of 1997, 1996 and 1995, respectively, was: for Mr. Krass, $5,426,228, $5,112,034 and
    $4,585,545, for Mr. Hart, $3,302,552, $3,111,324 and $2,790,889, for Mr.
    Mancino, $434,081, $408,946 and $366,829, for Mr. Wiemels, $965,888,
    $909,961 and $816,244, and for Mr. Wolf, $434,081, $408,946 and $366,829.

(e) Consists of payments under the Long Term Incentive Compensation Plan (the 'Long Term Plan'). Prior to the Recapitalization, approximately 25 management employees, including the Named Executive Officers, participated in the Long Term Plan, which provided for cash awards based on the achievement of annual and cumulative financial performance goals for 1993, 1994 and 1995. The Company substantially exceeded most of the performance goals for 1993 and 1994. The Long Term Plan provided that, in the event of a change in control of the Company, the performance goals for the period following the change in control would be deemed to be 100% achieved and payment of the awards would be accelerated. The Recapitalization constituted such a change in control.

(f) Includes, for 1997, 1996 and 1995, respectively: for Mr. Krass, $63,433, $66,309 and $70,239, for Mr. Hart, $44,549, $44,540 and $44,677, for Mr.
    Mancino, $24,110, $21,955 and $7,186, for Mr. Wiemels, $27,387, $23,349 and
    $7,250, and for Mr. Wolf, $21,687, $18,925 and $5,361, for annual life insurance premiums paid on a split dollar life contract; and for Mr. Krass, $5,885, $5,625 and $5,513, for Mr. Hart, $8,685, $8,562 and $5,789, for Mr.
    Mancino, $3,600, $2,850 and $2,842, for Mr. Wiemels, $8,463, $7,012 and
    $4,236, and for Mr. Wolf, $4,715, $4,262 and $3,892, for employer contributions to the Savings Plan. The amount of the whole life insurance portion reported as paid for the Named Executive Officer is the entire premium minus that portion of the premium actually paid by the Named Executive Officer. The Company recovers its contributions following the latest of the Named Executive Officer's retirement, attainment of age 65 or fifteenth year of participation.

(g) Mr. Hart was Senior Vice President and Chief Operating Officer from May 1997 until March 13, 1998. Prior thereto, he served as Vice President and General Manager (North and South America).

     No options to purchase shares of Common Stock were granted to Named Executive Officers in 1997. The following table sets forth certain information relating to the exercise of previously granted options to purchase Common Stock by the Named Executive Officers during 1997.

                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997
                       WITH RESPECT TO UCAR COMMON STOCK

                                 NUMBER OF
                                  SHARES                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                 ACQUIRED                      UNDERLYING UNEXERCISED              MONEY OPTIONS
                                    ON          VALUE       OPTIONS AT DECEMBER 31, 1997        AT DECEMBER 31, 1997
             NAME                EXERCISE      REALIZED     (EXERCISABLE/UNEXERCISABLE)     (EXERCISABLE/UNEXERCISABLE)
------------------------------   ---------    ----------    ----------------------------    ----------------------------
Robert P. Krass...............         --     $       --            889,520/80,865             $28,764,853/$2,614,972
Robert J. Hart................     57,000      2,059,675            293,962/37,815                9,505,996/1,222,843
Peter B. Mancino..............     45,000      1,744,524            197,974/26,179                  6,401,984/846,563
William P. Wiemels............     30,000      1,197,624            264,770/30,252                  8,562,000/978,274
Fred C. Wolf..................     75,000      2,873,750            116,779/21,525                  3,776,341/696,065

     Prior to the sale of 50% of the equity of the Company by Union Carbide to Mitsubishi Corporation ('Mitsubishi') on February 25, 1991, certain executive officers of the Company were granted options to purchase common stock of Union Carbide under Union Carbide's incentive compensation plans. No options to purchase common stock of Union Carbide were granted to officers of the Company following such sale. The following table sets forth certain information as to such options.


                      AGGREGATED OPTION EXERCISES IN 1997
                     AND OPTION VALUES AT DECEMBER 31, 1997
                   WITH RESPECT TO UNION CARBIDE COMMON STOCK

                                 NUMBER OF
                                  SHARES                        NUMBER OF SECURITIES        VALUE OF UNEXERCISED IN-THE-
                                 ACQUIRED                      UNDERLYING UNEXERCISED              MONEY OPTIONS
                                    ON          VALUE       OPTIONS AT DECEMBER 31, 1997        AT DECEMBER 31, 1997
             NAME                EXERCISE      REALIZED            (EXERCISABLE)                   (EXERCISABLE)
------------------------------   ---------    ----------    ----------------------------    ----------------------------
Robert P. Krass...............     33,000     $1,208,231               15,000                         $510,848
Robert J. Hart................         --             --                   --                               --
Peter B. Mancino..............         --             --                   --                               --
William P. Wiemels............         --             --                2,500                           84,886
Fred C. Wolf..................         --             --                   --                               --

     Employment and Other Agreements

     In connection with the Recapitalization, UCAR entered into employment agreements (the 'Employment Agreements') with each of the Named Executive Officers. Each of the Employment Agreements had a three-year initial term, which expired on January 26, 1998, and provides for automatic successive annual renewals for additional one-year terms unless UCAR or the relevant Named Executive Officer gives written notice of nonrenewal not less than 90 days prior to the expiration of the then current term or the relevant Named Executive Officer retires in accordance with the applicable retirement plan. At January 26, 1998, all of the Named Executive Officers were eligible to so retire. Messrs. Krass and Hart so retired on March 13, 1998. Each of the Employment Agreements provides for termination (subject to certain notice and other procedural provisions) by UCAR for cause or by the relevant Named Executive Officer for good reason and contains a noncompetition covenant which remains in effect for a period of two years beyond the expiration of the then current term.

     Under the Employment Agreements, current base salaries (which may be increased by the Board) are: for Mr. Wiemels, $250,000; for Mr. Mancino, $215,000; and for Mr. Wolf, $205,000. Under the Employment Agreements, base salaries at the time of their retirement were: for Mr. Krass, $540,000; and for Mr. Hart, $315,000. The Employment Agreements provide the Named Executive Officers with the opportunity to receive two bonuses, one of which is payable pursuant to the Officers' Incentive Plan ('Annual Plan Variable Compensation') and the other of which is payable only if actual EBITDA (as defined in the Employment Agreements) equals or exceeds specified targets ('Supplemental Plan Variable Compensation'). In addition to the Named Executive Officers, certain other management employees of the Company are provided with the opportunity to receive such bonuses. The amount of Supplemental Plan Variable Compensation equals 75% of base salary (excluding increases in base salary subsequent to the Recapitalization) for achieving 100% of the specified target, plus an additional 5% of base salary (excluding such increases) for each percentage point by which actual EBITDA exceeds such specified target.

     The Employment Agreements provide that, if UCAR terminates the employment of a Named Executive Officer without cause or a Named Executive Officer resigns for good reason, the Named Executive Officer will be entitled to severance payments and enhanced pension benefits. Severance payments upon termination without cause or resignation for good reason will equal two times the sum of the Named Executive Officer's base salary and his prior year's Annual Plan Variable Compensation, reduced by any pension payments paid by the Company under its qualified and nonqualified pension plans for the two-year period following such termination (or, if the Named Executive Officer elects to defer receipt of such benefits, the amount the Named Executive Officer would have so received). In addition, in connection with any such termination or resignation for good reason, the Named Executive Officer's pension benefits will be calculated as if the Named Executive Officer had an additional three years of age and three years of service. These benefits are payable commencing immediately following termination of employment and are not reduced for early commencement of benefits.

     On March 18, 1998, Robert D. Kennedy was elected by the Board as Chairman of the Board and Chief Executive Officer. In connection therewith, Mr. Kennedy receives an annual base salary of $525,000, as well as such annual bonuses as other members of senior management may receive (but at a level commensurate with his position as Chief Executive Officer). In addition, the Company has granted to Mr. Kennedy ten-year options to purchase up to 300,000 shares of Common Stock at an exercise price per share of $34.36. The options will vest in full on March 18, 1999, so long as Mr. Kennedy is the Chairman of the Board on such date.

     Management Stock Option Plan

     In connection with the Recapitalization, UCAR adopted the Management Stock Option Plan (the 'Management Stock Option Plan'). The Management Stock Option Plan was amended in March 1998 to increase the aggregate number of shares of Common Stock subject thereto to 6,000,000 and to permit grants of options to non-employee directors. Management employees of the Company (including the Named Executive Officers) are also eligible to participate in the Management Stock Option Plan. Each non-employee director serving on March 30, 1998 was granted a vested ten-year option to purchase 5,000 shares of Common Stock at an exercise price equal to the fair market value (as defined in the Management Stock Option
Plan) of a share of Common Stock on the date of grant. Each person who, subsequent to March 30, 1998, became or becomes a non-employee director has been or will be granted a ten-year option to purchase 5,000 shares of Common Stock at an exercise price per share equal to such fair market value, which option will vest in full one year after the date of grant so long as the director is then serving as such. Management employees have been and may be awarded vested or unvested options at the discretion of the Board or the Organization and Compensation Committee. Unvested options have vested or may vest on satisfaction of such employment or performance conditions as may have been provided in the Management Stock Option Plan or as may be imposed by the Board or the Organization and Compensation Committee at the time of grant. The exercise price per share of options granted under the Management Stock Option Plan equals the fair market value at the date of grant. Fair market value is defined (except in the case of options granted in connection with the Recapitalization) as the average of the high and low trading prices of the 20 business days immediately preceding the relevant date. Accordingly, the exercise price per share of options granted to Messrs. Cartledge and Hall was $32.53 and to Mr. Flamm was $32.85. The exercise price of options may, under certain circumstances, be paid with shares to be issued upon exercise of such options. Any shares subject to, and the exercise prices of, options are subject to adjustment for stock dividends, stock splits, share combinations and certain other events. All options which have been or may be granted under the Management Stock Option Plan are nonqualified stock options. Options awarded to employees expire on the date fixed by Board or the Organization and Compensation Committee at the time the options are granted, but must expire within 12 years after the date of grant.

     UCAR has the right to cancel options granted under the Management Stock Option Plan in the event of a change in control, in which event UCAR is required to pay participants an amount equal to the difference between the exercise price of the canceled options and the fair market value of the underlying shares. For this purpose, a change in control occurs on (i) the date on which any person beneficially owns more than 35% of the total voting power of UCAR or (ii) the date, at the end of any two-year period, on which individuals, who at the beginning of such period were directors of UCAR, or individuals nominated or elected by a vote of 66 2/3% of such directors or directors previously so elected or nominated ('Incumbent Directors'), cease to constitute a majority of the Board.

     Deferral Plan

     The Company maintains a compensation deferral plan (the 'Deferral Plan') for the benefit of its United States-paid management employees who participate in variable compensation programs. The Deferral Plan is effective for compensation that would otherwise be paid on or after January 1, 1995. Under the Deferral Plan, participants are able to defer up to 85% of their variable compensation, up to 50% of their base salary and up to 100% of their lump sum payments from certain of the Company's other non-qualified plans. A portion of these deferrals may be subject to a matching employer contribution. Distributions from the Deferral Plan generally will be made upon retirement or other termination of employment, unless further deferred by the participant. In addition, a participant may irrevocably elect to receive interim distributions prior to retirement or other termination of employment.

     Retirement Plan

     Prior to February 25, 1991, substantially all of the Company's domestic employees participated in the Union Carbide retirement program (the 'Union Carbide Retirement Program'). Effective February 25, 1991, the Company adopted its own similar retirement program (the 'UCAR Carbon Retirement Plan'). The cost of the UCAR Carbon Retirement Plan is borne entirely by the Company. The UCAR Carbon Retirement Plan covers substantially all employees of the Company in the United States and certain United States nationals employed by foreign subsidiaries. Retirement and death benefits related to employee service through February 25, 1991 are covered by the Union Carbide Retirement Program. Benefits paid by the Union Carbide Retirement Program are based on final average pay through February 25, 1991 plus salary increases (not to exceed 6% per year) through January 26, 1995. All employees of the Company who retired prior to February 25, 1991 are covered under the Union Carbide Retirement Program.

Subject to certain limitations, all service and earnings recognized under the Union Carbide Retirement Program prior to February 25, 1991 are recognized under the UCAR Carbon Retirement Plan.

     The following table sets forth the estimated annual benefits payable, based on the indicated credited years of service and the indicated average annual compensation used in calculating benefits, assuming a normal retirement at age 65 in 1997, under the Union Carbide Retirement Program and the UCAR Carbon Retirement Plan on a combined basis.

                             RETIREMENT PLAN TABLE

                                            YEARS OF SERVICE
AVERAGE ANNUAL    --------------------------------------------------------------------
 COMPENSATION        15          20          25          30          35          40
--------------    --------    --------    --------    --------    --------    --------
  $  100,000      $ 22,500    $ 30,000    $ 37,500    $ 45,000    $ 52,500    $ 60,000
     150,000        33,750      45,000      56,520      67,500      78,750      90,000
     250,000        56,250      75,000      93,750     112,500     131,250     150,000
     500,000       112,500     150,000     187,500     225,000     262,500     300,000
     750,000       168,750     225,000     281,250     337,500     393,750     450,000
   1,000,000       225,000     300,000     375,000     450,000     525,000     600,000

     Under the UCAR Carbon Retirement Plan, the monthly amount of an employee's retirement benefit upon retirement at age 65 is a percentage of average monthly compensation received during the three-year period preceding retirement, or the highest average monthly compensation received during any three calendar years in the 10 calendar years preceding retirement if it would result in a higher pension benefit, multiplied by the number of years of service credit, less up to 50% of projected primary Social Security benefits and deducting therefrom any public pension except any military pension or any benefit under the Federal Social Security Act. An employee who is (i) age 62 or over with ten or more years of service credit or
(ii) whose age and service credit add up to 85 may voluntarily retire earlier than age 65 with a retirement benefit unreduced because of early retirement, based on years of service credit at the date of retirement. The compensation covered by the UCAR Carbon Retirement Plan includes salary and certain variable compensation and includes profit sharing under group plans for employees in the United States in an amount up to 8% of the employee's base salary. The benefits payable reflected in the Retirement Plan Table are calculated on a straight life annuity basis and are subject to an offset for such Social Security benefits.

     For federal income tax purposes, the amount of benefits that can be paid from a qualified retirement plan is restricted. The Company has adopted nonqualified unfunded plans for payment of those benefits at retirement that cannot be paid from its qualified retirement plan. Employees who retire after January 1, 1994 may elect to receive the payment of benefits from these nonqualified unfunded plans monthly, in a lump sum payment or in annual payments over up to five years. Employees may elect to defer receipt of these lump sums under the Deferral Plan. Benefits under certain of these plans, under certain circumstances, may be terminated if the Board determines that an employee has engaged in activities which are detrimental to the interests of, or are in competition with, the Company. Except as described in the preceding sentence, the practical effect of these non-qualified plans is to calculate benefits to all employees, including those who are officers and directors, on a uniform basis.

     Benefits under these nonqualified plans are generally paid out of the general assets of the Company, although they may also be paid through a grantor trust adopted by the Company or by purchase of annuities. If the Company purchases annuities, this would not increase the after tax amount of benefits to which employees are entitled, but would relieve the Company of liability for the benefits under the nonqualified plans covered by such annuities.

     As of February 28, 1998: Mr. Krass, age 61, was credited with 35 years of service; Mr. Hart, age 61, was credited with 37 years of service; Mr. Mancino, age 55, was credited with 22 years of service; Mr. Wiemels, age 53, was with 30 years of service; and Mr. Wolf, age 53, was credited with 30 years of service.

     Benefit Security

     The Company has adopted a grantor trust to assist it in providing for payment of certain benefit plan obligations to management of the Company which are currently paid out of the general assets of the Company. The trust may be used to set aside compensation which is deferred under the Deferral Plan. The trust may also be used to set aside accrued benefits under nonqualified retirement plans and severance obligations under the Employment Agreements. The trust contains a benefits protection account which makes funds available to the trustee to assist participants and their beneficiaries in enforcing their claims with respect to those benefits and obligations upon a change in control. The Company may from time to time contribute assets to or, with the approval of a majority of the Board, withdraw assets from the trust (other than from the benefits protection account to which $250,000 has been contributed), except that no withdrawal can be made after a change in control until all such benefits and obligations are paid or discharged. The Board may amend or terminate the trust at any time prior to a change in control. Upon a change of control, the trust becomes irrevocable, UCAR is required to make contributions to the trust sufficient to discharge such obligations or pay such benefits and the trustee is required to use the amounts held in the trust for such purposes. Upon a change in control, no amendment of the trust may be adopted without the written consent of a majority of the participants and the beneficiaries who are receiving benefits. Consistent with the requirements of applicable law, the assets of the trust are subject to the claims of creditors of UCAR in the event of UCAR's insolvency or bankruptcy. A change in control has the same meaning as it has for the Management Stock Option Plan, except that any transaction approved by a majority of the Incumbent Directors shall not constitute a change in control if so determined by two-thirds of the Incumbent Directors.

  REPORT ON EXECUTIVE COMPENSATION


     In accordance with the rules and regulations of the Securities and Exchange Commission (the 'Commission'), the following report of the Board and the Performance Graph appearing immediately thereafter shall not be deemed to be soliciting material within the meaning of Regulations 14A and 14C under the Securities Exchange Act of 1934, as amended (the 'Exchange Act'), filed with the Commission under the Exchange Act or otherwise subject to such Regulations 14A or 14C or the liabilities of Section 18 of the

Exchange Act and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act, notwithstanding any general incorporation by reference of this Proxy Statement into any other document filed with Commission.

     The compensation of executive officers for 1997 was a continuation of the compensation program adopted in 1995 in connection with the Recapitalization and reflects both the long-held philosophy of the Company regarding compensation and the impact of various transactions that have affected the Company.

     The Company has consistently sought to establish base and incentive compensation programs and benefit arrangements at levels sufficient to retain, attract and motivate qualified personnel. In addition, the Company has sought to provide incentive compensation programs that align compensation with performance of the Company and provide amounts of incentive compensation commensurate with the difficulties and risks associated with achieving various levels of performance. Finally, the Company has sought to make its incentive compensation broad based, extending to senior- and mid-level management (and, as appropriate, to other employees) who may contribute to the performance of the Company.

     The Company has been the subject of three major transactions which have affected executive compensation. On February 25, 1991, Union Carbide, which had been the parent of the Company for almost 75 years, sold 50% of the common equity of the Company to Mitsubishi. On January 26, 1995, the Company consummated the Recapitalization. In August 1995, UCAR completed the Initial Offering.

     Prior to the Recapitalization, compensation consisted primarily of salaries, annual bonuses, the Long Term Plan and broad-based group benefit and profit sharing plans. Because the Company was wholly owned by Union Carbide and Mitsubishi, management had no equity interest in the Company.

     In connection with the Recapitalization, which was led by Blackstone Capital Partners II Merchant Banking Fund L.P. and its affiliates (collectively, 'Blackstone'), new compensation programs were adopted by the Board which sought to continue the philosophy described above. These programs also sought to encourage management to invest in UCAR to provide for risk sharing with the new owners of UCAR, to obtain long-term commitments from management to work toward meeting new financial goals for the Company and to provide potential short-term and long-term rewards to reflect the Company's then radically different risk and opportunity profile. To achieve these goals, these programs consisted of several elements. One element was obtaining contractual commitments, supported by non-competition covenants, from each Named Executive Officer to remain with UCAR for at least three years. In addition, UCAR increased salaries and annual incentive compensation of the senior executives to levels more competitive with those of comparable companies. As the second element, UCAR offered members of management the opportunity to share the risks and rewards of equity ownership by enabling them to invest their payments under the Long Term Plan in equity of UCAR. UCAR provided an incentive for such investments with grants of matching restricted stock and facilitated such investments with tax loans and tax gross ups to cover tax consequences arising from such investments. The third element consisted of grants of options under the Management Stock Option Plan to provide long term incentives based on the value of the equity of UCAR. Options were granted to approximately 70 participants. A portion of the options granted to each participant vested only upon achievement of certain financial targets ('performance options') and the balance vested ratably over five years ('time options'), with all such options being forfeited upon termination of employment under various circumstances not in the best interests of the Company. The final element consisted of Supplemental Plan Variable Compensation to certain members of senior management which was designed to provide short-term performance-based incentives.

     The Company's financial performance has improved significantly over the past five years, as reflected in the appreciation of the value of the equity of the Company. This improved financial performance made feasible both the Recapitalization and the Initial Offering. Under the terms of the Management Stock Option Plan, all time options granted thereunder automatically vested upon the Initial Offering. In addition, in connection with the Initial Offering, the Board accelerated the vesting of the performance options which would otherwise have vested upon achievement of the targets for 1995, 1996 and 1997. In December 1997, the Board approved the vesting of performance options that would otherwise have vested upon the achievement of targets for 1998. The Board took such action to minimize the earnings charge from the vesting of the performance options in the future because it believed that under the then current conditions the Company would exceed those targets.

     The 1997 compensation of Robert P. Krass, the then chief executive of the Company, was based primarily on contractual arrangements under the programs described above and the Company's financial performance.

     Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of the $1 million limit certain elements of compensation, including performance based compensation, provided that certain requirements are met. While the Board considered the impact of Section 162(m) in connection with adopting the programs described above and certain of the Company's incentive compensation plans in which senior management may participate have been designed so that, under certain circumstances, awards thereunder or participation therein may qualify for an exemption to the $1 million limit on tax deductibility under Section 162(m), the Board does not believe that Section 162(m) is dispositive as to the amount or types of compensation to be paid to senior management or the conditions to payment of such compensation.

                                          Robert D. Kennedy
                                          R. Eugene Cartledge
                                          John R. Hall

     This report is submitted by Mr. Kennedy on behalf of the members of the Board in office at the time of the Recapitalization, which Board participated as a whole in the adoption and implementation of the compensation programs discussed above. Messrs. Hall and Cartledge, who were not members of the Board at such time, participated solely in the approval of bonuses for 1996 and 1997 and vesting of performance options for 1998.

  PERFORMANCE GRAPH

     The graph set forth below shows cumulative total return to stockholders on an initial investment of $100 in Common Stock as compared to an initial investment of $100 in the Standard & Poor's 400 Midcap Index and the NYSE Industrials Index over the period from August 10, 1995, the first trading date of the Common Stock in connection with the Initial Offering, through December 31, 1997. Total return assumes dividend reinvestment. The stock price performance shown on the graph is not necessarily indicative of future stock price performance.

                              [PERFORMANCE GRAPH]

Sources: Compustat, Bloomberg L.P.

                                                   10 AUG 95    31 DEC 95    31 DEC 96    31 DEC 97
                                                   ---------    ---------    ---------    ---------
UCAR INTERNATIONAL INC..........................    $100.00      $125.58      $140.00      $148.61
S&P MIDCAP 400 INDEX............................     100.00       106.41       126.87       167.76
NYSE INDUSTRIALS................................     100.00       109.80       133.62       173.34

  SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

     The following table sets forth, as of April 1, 1998, the number and percentage of outstanding shares of Common Stock owned beneficially by: (i) each stockholder known by UCAR to own more than 5% of the outstanding shares of Common Stock; (ii) each director of UCAR; (iii) each of the Named Executive Officers; and (iv) all directors and executive officers as a group.

                                                                            BENEFICIAL OWNERSHIP
                                                                   ---------------------------------------
                                                                                          PERCENTAGE OF
              NAME AND ADDRESS OF BENEFICIAL OWNER                 NUMBER OF SHARES     OUTSTANDING SHARES
----------------------------------------------------------------   ----------------     ------------------
FMR Corp.(a)  ..................................................       3,029,600                6.7%
  82 Devonshire Street
  Boston, MA 02109
Neuberger & Berman, LLC(a)  ....................................       6,428,850               14.3%
  605 Third Avenue
  New York, NY 10158
Oppenheimer Group, Inc.(a)  ....................................       4,435,886                9.9%
  Oppenheimer Tower
  World Financial Center
  New York, NY 10281
Southeastern Asset Management, Inc.(a) .........................       8,014,700               17.8%
  6410 Poplar Avenue, Suite 900
  Memphis, TN 38119
Robert P. Krass(b)(c)...........................................       1,009,767                2.2%
Robert J. Hart(b)(c)............................................         468,166                  *
Peter B. Mancino(c)(d)..........................................         217,083                  *
William P. Wiemels(c)(d)........................................         322,871                  *
Fred C. Wolf(c)(d)..............................................         135,221                  *
R. Eugene Cartledge(e)(f).......................................           8,800                  *
John R. Hall(f)(g)..............................................          12,000                  *
Robert D. Kennedy(d)(f).........................................           5,000                  *
Directors and executive officers as a group(h) (10 persons) ....       2,437,862                5.2%

------------------

 *         Represents holdings of less than one percent

(a)        The information provided for such stockholder is based solely upon a Schedule 13-G most recently filed by such stockholder with the Commission and provided to UCAR. Such stockholder may be part of a group which filed such Schedule 13-G jointly.

(b)        Such person's business address during 1997 was 39 Old Ridgebury Road, Danbury, CT 06817.


(c)        Includes shares subject to vested options granted under the Management Stock Option Plan as follows: Mr.
           Krass, 889,520 shares; Mr. Hart, 293,962 shares; Mr. Mancino, 197,974 shares; Mr. Wiemels, 264,770 shares;
           and Mr. Wolf, 116,779 shares.

(d)        Such person's business address is 39 Old Ridgebury Road, Danbury, CT 06817.

(e)        Such person's address is 6 Skidaway Village Walk, Suite 203-B, Savannah, GA 31411.

(f)        Includes shares granted under the 1995 Directors Stock Plan.

(g)        Such person's business address is 1000 Ashland Drive, Russell, KY 41169.

(h)        Includes 1,989,581 shares of Common Stock subject to vested options granted under the Management Stock Option
           Plan and the 1996 Mid-Management Equity Incentive Plan.

  SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires UCAR's directors and officers and holders of more than 10% of the outstanding shares of Common Stock to file with the Commission initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of UCAR. UCAR believes that, during 1997, its directors and officers and holders of more than 10% of the outstanding shares of Common Stock complied with all reporting requirements under Section 16(a), with the exception of the initial reports of Petrus J. Barnard and William D. Cate with respect to their becoming subject to such requirements, which reports were not filed on a timely basis.

  CERTAIN TRANSACTIONS

     UCAR, Blackstone and Chase Equity Associates, L.P. were parties to an Amended and Restated Stockholders' Agreement (the 'Stockholders' Agreement') which was originally entered into in connection with the Recapitalization and which granted certain registration rights, restricted certain transactions between UCAR and Blackstone, contained certain transfer restrictions, granted certain'tag-along' and 'drag-along' rights and provided for certain rights and obligations relating to voting shares of Common Stock held by Chase Equity Associates, L.P. Through April 1997, UCAR paid a monitoring fee of approximately $1 million per year to Blackstone as permitted by the Stockholders' Agreement. In connection with a secondary offering in April 1997 in which Blackstone sold a majority of its then remaining shares of Common Stock and concurrently with which UCAR consummated the repurchase of shares of Common Stock described below (the 'Blackstone Share Repurchase'), such payments and all provisions of the Stockholders' Agreement terminated other than certain provisions relating to indemnification and reimbursement of expenses.

     Concurrently with such secondary offering, UCAR repurchased from Blackstone 1,300,000 shares of Common Stock at the same price per share at which the shares were sold to the public in such secondary offering, or an aggregate of $48 million. Such repurchase constituted a part of UCAR's previously announced stock repurchase program.

     In connection with the Recapitalization, certain members of management entered into agreements with UCAR and UCAR adopted a stock option plan (known as the Management Stock Option Plan) and an equity ownership program structured with the advice of Blackstone. These agreements, plan and program contained certain 'holdback' provisions, provided for certain 'drag-along' and 'tag-along' rights, granted certain registration rights, contained certain transfer restrictions, provided for certain tax assistance loans described below and related collateralization arrangements and provided for certain rights and obligations relating to voting shares of Common Stock held by certain members of management. In connection with the closing of such secondary offering and the repurchase of shares of Common Stock described above, such provisions terminated, other than those related to such loans and loan collateralization which were modified to release such collateral to the extent the value of such collateral exceeds the principal amounts of such loans, to require the pledge of additional collateral if at any time the value of the collateral then pledged to secure such loans is less than the principal amount thereof and to provide that such loans become due upon retirement, termination of employment or sale of collateral.

     In connection with the Recapitalization, UCAR provided interest free loans
(i) in an aggregate amount of $2 million to members of management who purchased stock and received additional restricted matching stock pursuant to such equity ownership program and (ii) in the aggregate amount of $1 million to those of such persons who elected to recognize income pursuant to Section 83(b) of the Internal Revenue Code of 1986, as amended, at the time they received a grant of matching restricted stock pursuant to such equity ownership program. In addition, UCAR agreed to gross up the income tax liability on such loans (at such time as such liability is incurred) by paying the borrowers such additional amounts as are necessary to compensate them for the incremental income taxes due on the imputed interest income recognized because of the interest free nature of the loans. Although the loans generally are nonrecourse to the borrowers, UCAR will be permitted to offset severance payments which are otherwise payable to the borrowers upon their termination of employment by the amount of any outstanding loan. The outstanding amount of each such loan to a Named Executive Officer at December 31, 1997, which is also the largest aggregate amount of each such loan outstanding during 1997, was

$1,281,832 for Mr. Krass; $780,162 for Mr. Hart; $102,547 for Mr. Mancino;
$228,166 for Mr. Wiemels; and $102,547 for Mr. Wolf.

STOCKHOLDER PROPOSALS FOR THE ANNUAL MEETING OF STOCKHOLDERS FOR 1999

     Proposals which stockholders wish to have considered for inclusion in the proxy statement for the annual meeting of stockholders for 1999 must be received at UCAR's principal executive office on or before December 31, 1998. The Company's Amended and Restated By-laws provide that notice of a proposal by a stockholder must be received by the Secretary of UCAR not later than 80 days before the meeting before which such proposal is to be brought, except in certain circumstances, and must contain detailed information regarding such proposal and the stockholder making such proposal.

INDEPENDENT PUBLIC ACCOUNTANTS

     KPMG Peat Marwick LLP ('KPMG') has been recommended by the Audit Committee and selected by the Board to audit the books and accounts of the Company for 1998. Representatives of KPMG will be present at the meeting, will be given the opportunity to make a statement if they desire to do so and will respond to appropriate questions of stockholders. KPMG has advised UCAR that neither it nor any of its members has any direct financial interest in the Company as a promoter, underwriter, voting trustee, director, officer or employee. All professional services rendered by KPMG during 1997 were furnished at customary rates.

OTHER INFORMATION

     The presence, in person or by proxy, of stockholders holding a majority of the outstanding shares of Common Stock entitled to vote at the meeting is necessary to constitute a quorum for the transaction of business. The nominees receiving a plurality of the votes cast will be elected as directors. Only those votes cast for or against a proposal are used in determining the results of a vote. Abstentions and broker nonvotes are each included for purposes of determining the presence or absence of a sufficient number of shares to constitute a quorum. With respect to the approval of any particular proposal, abstentions are considered present at the meeting, but since they are not affirmative votes for the proposal they will have the same effect as votes against the proposal. Broker nonvotes, on the other hand, are not considered present at the meeting for the particular proposal for which the broker withheld authority to vote.

     In addition to the solicitation of proxies by mail, officers or other employees of the Company, without extra remuneration, may solicit proxies by telephone or personal contact. UCAR will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting material to beneficial owners of shares of Common Stock and will pay such persons for forwarding such material. All costs for the solicitation of proxies by the Board, anticipated to be approximately $10,000, will be borne by UCAR. A list of stockholders entitled to vote at the meeting will be available for examination by stockholders during ordinary business hours during the 10 days prior to the meeting at UCAR's principal executive offices at 39 Old Ridgebury Road, Danbury, Connecticut 06817.

                       CORPORATE AND INVESTOR INFORMATION


CORPORATE HEADQUARTERS

  UCAR International Inc.
  39 Old Ridgebury Road
  Section J-4
  Danbury, CT 06817-0001
  U.S.A.
  Tel: 203-207-7700

LOCATION OF FACILITIES & SALES OFFICES
  UNITED STATES

     Irvine, California
     Danbury, Connecticut
     Niagara Falls, New York
     Lakewood, Ohio
     Parma, Ohio
     Clarksville, Tennessee
     Columbia, Tennessee
     Lawrenceburg, Tennessee
     Clarksburg, West Virginia

  INTERNATIONAL

     Salvador Bahia, Brazil
     Sao Paulo, Brazil
     Welland, Canada
     Beijing, China
     Hong Kong, China
     Calais, France
     Notre Dame, France
     Rungis, France
     Venissieux, France
     Berlin, Germany
     Caserta, Italy
     Malonno, Italy
     Milano, Italy
     Monterrey, Mexico
     Moscow, Russia
     Vyazma, Russia
     Singapore
     Meyerton, South Africa
     Pamploma, Spain
     Gland, Switzerland
     Sheffield, United Kingdom

STOCK EXCHANGE LISTING

  The common stock of UCAR International Inc. is listed on the New York Stock

  Exchange, trading symbol UCR.

COMMON STOCK PRICE INFORMATION

  UCAR's common stock closed at $39 15/16 on December 31, 1997. The quarterly high and low closing prices of the common stock in 1997 were as follows:

Quarter
Ended              High      Low
March 31           $45       $36 7/8
June 30             49 1/18   38
September 30        48 11/16  42 1/2
December 31         50 1/4    36 13/16

INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP
  Stamford, Connecticut

STOCKHOLDER CONTACT

  Stockholders and prospective investors are welcome to call or write with questions or requests for additional information. Inquiries should be directed to Juna I. Rowland, Manager of Investor Relations, or Michael T. Norton, Director of Investor Relations and Risk Management, at corporate headquarters. Additional information may also be obtained by visiting the Company's website at http://www.ucar.com.

TRANSFER AGENT

  The Bank of New York
  1-800-524-4458

Address Shareholder Inquiries to:

  Shareholder Relations
  Department-11E
  P.O. Box 11258
  Church Street Station
  New York, NY 10286

E-Mail Address:

  Shareowner-svcs@bankofny.com

Stock transfer website:

  http://stock.bankofny.com

SEND CERTIFICATES FOR TRANSFER AND ADDRESS CHANGES TO:


  Receive and Deliver
  Department-IIW
  P.O. Box 11002
  Church Street Station
  New York, NY 10286

RISKS AND UNCERTAINTIES

This document contains forward-looking statements within the Private Securities Litigation Reform Act. These include statements about such matters as electric arc furnace ('EAF') steel production, product prices, sales and demand, future operational and financial performance of pre-existing and recently acquired businesses, fees, costs, projects, liabilities, margins and earnings. Except as otherwise required to be disclosed in periodic reports required to be filed by public companies, the Company has no duty to update such statements. Actual future events and circumstances (including future performance, results and trends) could differ materially from those set forth in such statements due to various factors. Such factors include the possibility that announced additions to EAF steel production capacity may not occur or that increased EAF steel production may not result in increased demand or prices for graphite electrodes, the occurrence of unanticipated events or circumstances relating to antitrust investigations or related antitrust, shareholder derivative or securities lawsuits, the assertion of other claims relating to such investigations or lawsuits or the subject matter thereof, the occurence of unanticipated events or circumstances relating to recently acquired businesses or global integration and other projects, changes in currency exchange rates, changes in economic and competitive conditions, technological developments, and other risks and uncertainties, including those set forth in the Company's filings with the Securities and Exchange Commission.

                           UCAR INTERNATIONAL INC.
                        PROXY/VOTING INSTRUCTION CARD

     This proxy is solicited on behalf of the Board of Directors of UCAR International Inc. for the Annual Meeting of Stockholders on June 4, 1998

          The undersigned appoints William P. Wiemels, Fred C. Wolf and Peter
     B. Mancino, and each of them, with full power of substitution in each, the proxies of the undersigned, to represent the undersigned and vote all shares of UCAR International Inc. Common Stock which the undersigned may be entitled to vote at the Annual Meeting of Stockholders to be held on June 4, 1998, and at any adjournment or postponement thereof, as indicated on the reverse side.

          This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is given, this proxy will be voted FOR the election of the nominees listed on the reverse side. If you are a participant in the UCAR Carbon Savings Plan (the "Savings Plan"), the front of this Proxy Card shows units allocated to you under the Savings Plan. The actual number of shares allocated to you and which will be voted on your behalf at the Annual Meeting of Stockholders in respect of such units may vary slightly in accordance with the provisions of the Savings Plan.

(Continued, and to be dated and signed, on the other side)

                                                    UCAR INTERNATIONAL INC.
                                                    P.O. BOX 11202
                                                    NEW YORK, N.Y.  10203-0202

1.    Election of Directors

     FOR all nominees listed below  / /   WITHHOLD  / /     *EXCEPTIONS / /
                                          AUTHORITY to vote
                                          for all nominees
                                          listed below

Nominees: Robert D. Kennedy, R. Eugene Cartledge, John R. Hall and Alec Flamm. (INSTRUCTION: To withhold authority to vote for any individual nominee, mark the "Exceptions" box and write that nominee's name in the space provided below.)

*Exceptions ____________________________________________________________

   In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting or any adjournment or postponement thereof.

                                              If you plan to attend the
                                              meeting please check here. / /

                                              Change of Address and
                                              or Comments Mark Here / /

                                     The signature on this Proxy should
                                     correspond exactly with stockholder's name as printed to the left. In the case of joint tenancies both stockholders should sign. Persons signing as Attorney, Executor, Administrator, Trustee or Guardian should give their full title.


                                     Dated:
                                           -----------------------------, 1998


                                     -----------------------------------------
                                                     (SIGNATURE)


                                     -----------------------------------------
                                                     (SIGNATURE)

                                            Votes must be indicated
                                            (x) in Black or Blue ink.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY PROMPTLY